THE MAINSTAY FUNDS

MAINSTAY FUNDS TRUST

MAINSTAY VP FUNDS TRUST

AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is made as of the 1st day of May, 2023, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and Wellington Management Company LLP, a Delaware limited liability partnership (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to the Subadvisory Agreement, dated March 5, 2021, ("Agreement"); and

WHEREAS, the Manager and the Subadvisor hereby wish to amend Schedule A of the Agreement to revise the subadvisory fees with respect to MainStay VP Wellington U.S. Equity Portfolio.

NOW, THEREFORE, the parties agree as follows:

(i) Effective May 1, 2023, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first written above. This Agreement may be signed in counterparts.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:/s/ Brian J. McGrady   By: Kirk C. Lehneis

Name: Brian J. McGrady    Name: Kirk C. Lehneis

Title: Director and Associate    Title: Senior Managing Director

 General Counsel

WELLINGTON MANAGEMENT COMPANY LLP

Attest: /s/ Sara Greenfield    By: /s/ Cheryl M. Duckworth

Name: Sara Greenfield    Name:  Cheryl M. Duckworth

Title: Vice President and Client    Title:  Senior Managing Director

Service Manager

SCHEDULE A

(As of May 1, 2023)

 As compensation for services provided by Subadvisor with respect to each of the following Series the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for services rendered hereunder beginning on the effective date set forth below, an annual subadvisory fee with respect to the Allocated Assets of such Series equal to the following:

Fund	Annual Rate
MainStay Balanced Fund	0.275% on allocated assets up to $1 billion; 0.265% on allocated assets from $1 billion to $3 billion; and 0.255% on allocated assets over $3 billion
MainStay WMC Growth Fund	0.29% on assets up to $500 million; 0.265% on assets from $500 million to $1 billion; 0.2525% on assets from $1 billion to $2 billion; and 0.24% on assets over $2 billion
MainStay WMC International Research Equity Fund	0.335% on all assets
MainStay WMC Enduring Capital Fund	0.2375% on assets up to $500 million; 0.225% on assets from $500 million to $1 billion; and 0.2125% on assets over $1 billion
MainStay WMC Small Companies Fund	0.375% on assets up to $1 billion; 0.3625% on assets from $1 billion to $2 billion; and 0.35% on assets over $2 billion
MainStay WMC Value Fund	0.275% on allocated assets up to $1 billion; 0.265% on allocated assets from $1 billion to $3 billion; and 0.255% on allocated assets over $3 billion
MainStay VP Balanced Portfolio	0.275% on allocated assets up to $1 billion; 0.265% on allocated assets from $1 billion to $3 billion; and 0.255% on allocated assets over $3 billion
MainStay VP Wellington Growth Portfolio	0.29% on assets up to $500 million; 0.265% on assets from $500 million to $1 billion; 0.2525% on assets from $1 billion to $2 billion; and 0.24% on assets over $2 billion
MainStay VP Wellington U.S. Equity Portfolio	0.24% on assets up to $500 million; 0.2275% on assets from $500 million to $1 billion; 0.215% on assets from $1 billion to $3 billion; and 0.2107% on assets over $3 billion
MainStay VP Wellington Small Cap Portfolio	0.39% on assets up to $1 billion; 0.3775% on assets from $1 billion to $2 billion; and 0.365% on assets over $2 billion
MainStay VP Wellington Mid Cap Portfolio	0.38% on assets up to $1 billion; 0.355% on assets from $1 billion to $2 billion; and 0.3425% on assets over $2 billion

Subadvisor will bear pro rata the impact of any management fee breakpoints specified in the Series’ Management Agreement. Subadvisor will bear forty-five percent (45%) of the costs (subject to the cap described in the next sentence) of any contractual or voluntary expense cap reimbursement or fee waivers. The Subadvisor’s share of the costs shall not exceed the subadvisory fee payment the Subadvisor receives from the Manager for such Series.

The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of l/(number of days in calendar year) of the annual rate applied to the daily net assets of the Fund.